As filed with the Securities and Exchange Commission on March 6, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Aquantia Corp.
(Exact name of registrant as specified in its charter)

Delaware	20-1199709
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

91 E. Tasman Drive, Suite 100

San Jose, California 95134

(Address of principal executive offices) (Zip code)

2017 Equity Incentive Plan

2017 Employee Stock Purchase Plan
(Full titles of the plans)

Faraj Aalaei
President and Chief Executive Officer
Aquantia Corp.

91 E. Tasman Drive, Suite 100

San Jose, California 95134

(408) 228-8300

Babak Yaghmaie Alison Haggerty Cooley LLP 1114 Avenue of the Americas New York, New York 10036 (212) 479-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

__

___

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.00001 per share
2017 Equity Incentive Plan	4,056,488 (3)	$7.90	$32,046,255	$3,885
2017 Employee Stock Purchase Plan	1,371,481 (4)	$7.90	$10,834,700	$1,314
Total			$42,880,955	$5,199

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock (the “Common Stock”) that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Common Stock.

(2)

Estimated pursuant to Rules 457(h) and 457(c) under the Securities Act solely for the purposes of calculating the registration fee, based on the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on March 1, 2019.

(3)

Represents (i) an automatic annual increase equal to 5% of the total number of shares of the Registrant’s capital stock outstanding on December 31, 2017, which annual increase is provided by the Registrant’s 2017 Equity Incentive Plan (as amended, the “2017 Plan”) plus (ii) an automatic annual increase equal to 5% of the total number of shares of the Registrant’s capital stock outstanding on December 31, 2018, which annual increase is provided by the 2017 Plan plus (iii) 627,783 shares of the Registrant's common stock that have become available for issuance under the 2017 Plan as a result of the forfeiture, termination, expiration or repurchase of stock options or other stock awards that had been granted under the Registrant's 2004 Equity Incentive Plan and 2015 Equity Incentive Plan.

(4)

Represents (i) an automatic annual increase equal to the lesser of (A) 2% of the total number of shares of the Registrant’s capital stock outstanding on December 31, 2017 and (B) 1,000,000 shares of Common Stock, plus (ii) an automatic annual increase equal to the lesser of (A) 2% of the total number of shares of the Registrant’s capital stock outstanding on December 31, 2018 and (B) 1,000,000 shares of Common Stock, which annual increases are provided by the Registrant’s 2017 Employee Stock Purchase Plan (the “2017 ESPP”).

REGISTRATION OF ADDITIONAL SHARES

PURSUANT TO GENERAL INSTRUCTION E

Pursuant to General Instruction E of Form S-8, Aquantia Corp. (the “Registrant”) is filing this Registration Statement with the Securities and Exchange Commission (the “Commission”) to register 4,056,488 additional shares of its Common Stock under the 2017 Plan and 1,371,481 additional shares of its Common Stock under the 2017 ESPP. In accordance with the instructional note to Part I of Form S-8 as promulgated by the Commission, the information specified by Part I of the Form S-8 has been omitted from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Commission:

(a)	The contents of the Registrant’s Registration Statement on Form S-8 (File No. 333-221349), filed with the Commission on November 3, 2017.
(b)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31 2018, filed with the Commission on March 6, 2019.
(c)	All other reports of the Registrant filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act” since December 31, 2018.
(d)

The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A filed on October 31, 2017 (File No. 001-38270) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 8.EXHIBITS

Incorporated by Reference

Exhibit Number	Description	Form	SEC File No.	Exhibit	Filing Date
4.1	Amended and Restated Certificate of Incorporation	8-K	001-38270	3.1	Jul. 3, 2018
4.2	Amended and Restated Bylaws	S-1	333-220871	3.3	Oct. 6, 2017
4.3	Form of Common Stock Certificate of the Registrant.	S-1	333-220871	4.1	Oct. 6, 2017
5.1*	Opinion of Cooley LLP
23.1*	Consent of Deloitte & Touche LLP, an Independent Registered Public Accounting Firm.
23.2*	Consent of Cooley LLP. Reference is made to Exhibit 5.1.
24.1*	Power of Attorney. Reference is made to the signature page hereto.
99.3	2017 Equity Incentive Plan, and Forms of Stock Option Agreement, Notice of Exercise and Stock Option Grant Notice thereunder.	S-1	333-220871	10.14	Oct. 23, 2017
99.4	2017 Employee Stock Purchase Plan.	S-1	333-220871	10.15	Oct. 23, 2017

_____________________________
*Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on March 6, 2019.

Aquantia Corp.

By:	/s/ Faraj Aalaei
Faraj Aalaei Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints Faraj Aalaei and Mark Voll, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Faraj Aalaei	Chairman, President and Chief Executive Officer (Principal Executive Officer)	March 6, 2019
Faraj Aalaei
/s/ Mark Voll	Chief Financial Officer (Principal Financial and Accounting Officer)	March 6, 2019
Mark Voll
/s/ Dmitry Akhanov	Director	March 6, 2019
Dmitry Akhanov
/s/ Bami Bastani	Director	March 6, 2019
Bami Bastani
/s/ Ken Pelowski	Director	March 6, 2019
Ken Pelowski
/s/ Geoffrey G. Ribar	Director	March 6, 2019
Geoffrey G. Ribar
/s/ Sam Srinivasan	Director	March 6, 2019
Sam Srinivasan
/s/ Anders Swahn	Director	March 6, 2019
Anders Swahn
/s/ Lip-Bu Tan	Director	March 6, 2019
Lip-Bu Tan